Exhibit 10.1

2 November 2021

Between NORÐURÁL GRUNDARTANGI EHF. (as Borrower) and ARION BANK HF. (as Lender)

TERM FACILITY AGREEMENT

CONTENT

1 Definitions	4
2 The Facility	14
3 Purpose	14
4 Conditions precedent	15
5 Drawdown	15
6 Interest	16
7 Repayment	18
8 Prepayment and cancellation	18
9 Payments	20
10 Fees, Charges and Expenses	20
11 Additional payment obligations	21
12 Representations, warranties and undertakings	22
13 Information Undertakings	24
14 General Undertakings	26
15 Project Monitoring	29
16 Financial Covenants	30
17 Security	31
18 Events of default	32
19 Set-off	34
20 Calculations, accounts and certificates	34
21 Remedies, waivers, amendments and consents	35
22 Severance	35
23 Assignment and transfer	35
24 Notices	35
25 Governing law, jurisdiction and service of process	36
Schedule 1 Conditions precedent	37
Schedule 2 Drawdown Request	39
Schedule 3 Form of Compliance Certificate	40
Schedule 4 Construction Plan	41
Schedule 5 Cost Plan	42

THIS AGREEMENT is dated 2 November 2021 and made between:
(1)NORÐURÁL GRUNDARTANGI EHF., a private limited liability company incorporated and registered in Iceland with the registration number 570297-2609 (the "Borrower"); and
(2)ARION BANK HF., a limited liability company and licenced as a financial institution, incorporated and registered in Iceland with registration number 581008-0150 whose registered office is at Borgartún 19, 105 Reykjavik, Iceland (the "Lender").
The parties may hereinafter be jointly referred to as the "parties" and individually as "party".
BACKGROUND:
The Lender has agreed to provide the Borrower with a secured term loan facility of up to USD 130,000,000 - US Dollars one hundred and thirty million 00/100 subject to the terms and conditions of this Agreement.

AGREED TERMS:
1Definitions
1.1The following definitions apply in this Agreement.

Acceptable Bank:	has the meaning ascribed to that term in clause 16.1.
Affiliate:	in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.
Authorisation:	means an authorisation, consent, approval, resolution, ruling, licence, exemption, filing, notarisation or registration.
Availability Period:	is the 24 months period commencing on the First Drawdown Date, which shall be a date falling no later than two (2) months after the date of this Agreement.
Base Interest Rate	is the rate equal to USD LIBOR 3 month as published at any given time by the Intercontinental Exchange and if the rate is less than zero, the Base Interest Rate shall be deemed to be zero.
Billet Casthouse:	means the billet casthouse to be constructed on the Property with the projected capacity of 150,000 metric tons of billet cast per annum as further provided for in the Specifications.

Borrowed Money:
any indebtedness of the Borrower for or in respect of:
borrowing or raising money (with or without security), including any premium and any capitalised interest on that money;
(a)any bond, note, loan stock, debenture, commercial paper or similar instrument;
(b)any credit facility (or dematerialised equivalent);
(c)monies raised by selling, assigning, or discounting receivables or other financial assets on terms that recourse may be had to the Borrower if those receivables or financial assets are not paid when due;
(d)any deferred payment for assets or services acquired, other than trade credit that is given in the ordinary course of trading and which does not involve any deferred payment of any amount for more than 90 days;
(e)any rental or hire charges under finance leases (whether for land, machinery, equipment or otherwise);
(f)any counter-indemnity obligation in respect of any guarantee, bond, indemnity, standby letter of credit or other instrument issued by a third party in connection with the Borrower's performance of contracts; and
(g)any other transaction that has the commercial effect of borrowing; and
(h)any guarantee, counter-indemnity or other assurances against financial loss that the Borrower has given for any of the items referred to in paragraphs (a) to (h) of this definition incurred by any person.
When calculating Borrowed Money, no liability shall be taken into account more than once.

Business Day:	a day other than a Saturday, Sunday, or public holiday in Iceland when banks in Reykjavík are open for business.

Break Costs:	has the meaning ascribed to that term in clause 8.1(a).
Change of Control:	any person or group of persons acting in concert gains Control of the Borrower.
Commitment:	the principal amount of the Facility set out in clause 2, to the extent not cancelled or reduced under this Agreement.
Compliance Certificate:
means a compliance certificate both in respect of the NIBD/EBITDA Ratio in clause 6.5 and the Equity Ratio in clause 16.2 (Financial condition), with a form of such certificate being set out in Schedule 3 (Form of Compliance Certificate) to this Agreement.

Consolidated Cash and Cash Equivalents:	has the meaning ascribed to that term in clause 16.1.
Construction Documents:	means the Construction Plan, Cost Plan and Specifications.
Construction Plan:	means the itemised Construction Plan for the construction of the Project in the form and substance set out in Schedule 4 (Construction Plan).

Control:
(a)the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of that company; or
(ii)appoint or remove all of the directors or other equivalent officers of that company, or the number of directors, or other equivalent officers, required to adopt any decision at that company’s board meetings; or
(iii)give directions with respect to the operating and financial policies of that company which the directors or other equivalent officers of that company are obliged to comply with.
(b)The holding of more than one-half of the issued share capital of that company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

Cost Overrun	means, at any time, the amount by which any of the costs and expenses under a Project phase exceed the Cost Plan for that Project phase, but not limited, to, increased financial expense due to delay.
Cost Plan:	means the itemised Cost Plan for cost and expenses, relating to the development of the Property in the form and substance set out Schedule 5 (Cost Plan).
Cost Saving:	means, at any time, the amount by which the Lender is satisfied that costs and expenses under a Project phase is less than the Cost Plan for that Project phase.
Cure Period:	has the meaning ascribed to that term in clause 16.3(b).

Disruption Event:
either or both of:
(a)an event (not caused by, and outside the control of, either party) that materially disrupts the systems for payment or communication, or the financial markets needed, in each case, to enable either payment to be made or transactions to be carried out under the Finance Documents; or
(b)any other event (not caused by, and outside the control of, the party whose operations are disrupted) occurs, that results in disruption (of a technical or systems-related nature) to the treasury or payments operations of a party and which prevents either or both parties from:
(i)performing its payment obligations under the Finance Documents; or
(ii)communicating with the other party as required by the terms of the Finance Documents.

Drawdown Date:	the date on which a Loan is made or is to be made.
Drawdown Request:	a drawdown request, substantially in the form set out in Schedule 2 (Drawdown Request).

EBITDA:
means, in respect of any Relevant Period, earnings before interest, taxes, depreciation, and amortization, and:
a)after adding back any amount attributable to the amortization, depreciation, or impairment of assets (including goodwill or other intangible assets);
b)after deducting the amount profit of sale of shares in companies (or adding back the amount of loss from sale of shares in companies);
c)before taking into account any gains or losses against book value arising on a disposal of fixed assets (other than in the ordinary course of trading);
d)before taking into account any gain or loss arising from an upward or downward revaluation of fixed assets through the income statement;
e)before taking into an account any exceptional items; and
in each case, to the extent added, deducted, or taken into account, as the case may be, for the purposes of determining the profit before tax.

Eligible Asset:	means an asset of the Lender which qualifies as a green financing instrument under the Green Financing Framework, to be monitored annually in accordance with the Green Financing Framework.
Equity Ratio	means the ratio of Total Equity to Total Assets in relation to any Relevant Period.
Event of Default:	any event or circumstance specified as such in clause 18.
Facility:	the term loan facility made available under this Agreement.
Finance Document:	this Agreement, the Security Document, any Drawdown Request, the Intercreditor Agreement, and any other document designated as such by both the Lender and the Borrower.

Finance Lease	means any lease or hire purchase contract which would, in accordance with the GAAP, be treated as a finance or capital lease.
First Drawdown Date:	means the date on which the first Loan is made or is to be made available to the Borrower.
GAAP:	in relation to the Borrower, generally accepted accounting principles in Iceland including IFRS.
Green Financing Framework	means the Lender’s green financing framework, as amended from time to time.
Grundartangi Holding Company:	means Norðurál ehf., registration number 470404-2130, owner of the entire share capital (100%) of the Borrower.
Hedging Arrangements:	means any derivative transaction entered into in connection with protection against or benefit from any identified risk exposure in the operations of the Borrower.
Hedging Security:	means any Security provided under a Hedging Arrangement.
IFRS:	international accounting standards within the meaning of Regulation (EC) No 1606/2002 of the European Parliament and of the Council of 19 July 2002 on the application of international accounting standards to the extent applicable to the relevant financial statements
Increased Costs:
any:
(a)reduction in the rate of return from the Facility or on the overall capital of the Lender or its Affiliates;
(b)additional or increased cost; or
(c)reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or the Lender funding or performing its obligations under any Finance Document.

Increased Margin:	has the meaning ascribed to the term in clause 6.3.

Intercreditor Agreement:
means the intercreditor and security sharing agreement, to be entered into prior to the First Drawdown Date and which relates to the role, rights and obligations of the Lender as Security Agent, substantially in the form and substance set out in Schedule 9.

Interest Payment Date:	means each of 15 February, 15 May, 15 August and 15 November each year.
Interest Period:	means a three (3) months period, with an Interest Period starting on each Quarter Date.
Landsbankinn Facility:	means the USD 50,000,000 Committed Revolving Credit Facility Agreement, dated 27 November 2013, as amended from time to time, between the Borrower and Landsbankinn hf.
Landsbankinn General Bond:
means the USD 385,000,000 general bond originally executed on 9 February 2005 between the Borrower and Kaupthing Bank hf., as agent and trustee, which was amended and restated on 27 November 2013 under which the Borrower undertakes to Landsbankinn hf., as pledgee, to pay or discharge in full its inventory etc. (veð í vörubirgðum) and general receivables (vörureikningsveð) against all present and future obligations and liabilities pursuant to the Landsbankinn Facility.

Loan:	the principal amount of the loan made or to be made by the Lender to the Borrower under this Agreement or (as the context requires) the principal amount outstanding for the time being of that loan.

NIBD:
is, at any time, the aggregate amount of all interest bearing financial liabilities whilst excluding obligations which remain undrawn under the relevant facilities as applicable of the Borrower at that time but:
(a)including, in the case of Finance Leases only, their capitalised value;
(b)adding, any other obligation for borrowed money which is secured by the General Bond; and
(c)deducting the aggregate amount of Consolidated Cash and Cash Equivalents held by the Borrower at that time, and so that no amount shall be included or excluded more than once.

NIBD/EBITDA Ratio:	has the meaning ascribed to that term in clause 6.5.
Margin:
the following margin which shall be determined according to the NIBD/EBITDA Ratio such calculations submitted by the Borrower and as approved by the Lender on semi-annual basis pursuant to the terms of clause 6:

Material Adverse Effect:
any event or circumstance which, in the reasonable and justified opinion of the Lender:
(a)is likely to materially and adversely affect the Borrower’s ability to perform or otherwise comply with all or any of its obligations under the Finance Documents; or
(b)is likely to materially and adversely affect the business, operations, property, condition (financial or otherwise) or prospects of the Borrower; or
(c)is likely to result in any Finance Document not being legal, valid and binding on, and enforceable in accordance with its terms against, the Borrower and, in the case of the Security Documents, not providing to the Lender security over the assets expressed to be subject to a security interest under the Security Documents.

Original Financial Statements:	the audited financial statements of the Borrower for its financial year ended 2020.
Permit:	means any Authorisation (including any planning permission, approval of all reserved matters and confirmation of satisfaction of all conditions precedent to the commencement of development) however named, by any authority that, under applicable laws and regulations, are required for, or in connection with the Project.

Permitted Financial Indebtedness:
means Borrowed Money:
(a)incurred under or permitted by the Finance Documents;
(b)arising under the Landsbankinn Facility;
(c)arising under a Permitted Guarantee;
(d)arising under a Hedging Arrangements;
(e)any loan or obligations incurred by the Borrower from its Affiliates which is subordinated towards the Borrower´s obligations towards the Lender under any Finance Document; or
(f)only loan or obligation incurred by the Borrower, so long as the aggregate amount of (i) total Borrowed Money and (ii) Permitted Guarantee (taken together) does not in the aggregate exceed the Total Borrowed Money Limit;
provided that for purposes of calculating the Total Borrowed Money Limit, (i) any and all Hedging Arrangements not secured with a Hedging Security in the Property and (ii) any and all loans or obligations incurred by Borrower from its Affiliates on an arms’ length basis as set forth herein and which are subordinated towards the Borrower´s obligations towards the Lender under any Finance Document, in each case pursuant to the terms of this Agreement, shall be excluded.

Permitted Guarantee:
means a guarantee given by the Borrower in respect of any obligation of any person, with the aggregate amount of (i) any such guarantee and (ii) any Permitted Financial Indebtedness (taken together) not exceeding the Total Borrowed Money Limit; provided that for purposes of calculating the Total Borrowed Money Limit, (i) any and all Hedging Arrangements not secured with a Hedging Security in the Property and (ii) any and all loans or obligations incurred by Borrower from its Affiliates on an arms’ length basis as set forth herein and which are subordinated towards the Borrower´s obligations towards the Lender under any Finance Document, in each case pursuant to the terms of this Agreement, shall be excluded.

Permitted Security:	means: (a) the Landsbankinn General Bond; and (b)any Hedging Security.
Potential Event of Default:
any event or circumstance specified in clause 18.1 to clause 18.17 that would, on the giving of notice, expiry of any grace period or making of any determination under the Finance Documents, or satisfaction of any other condition (or any combination thereof), become an Event of Default.

Power Contracts:	means the power purchase contracts between the Borrower and (i) Landsvirkjun dated 7 August 1997, as amended, (ii) Landsvirkjun dated 25 February 2009, as amended, (iii) HS Orka hf. and Orkuveita Reykjavíkur dated 17 April 2004, as amended and (iv) Orkuveita Reykjavíkur dated 7 June 2007, as amended.
Progress Report:	has the meaning given in clause 5.4.
Project:	means the design, development, construction and delivery of the Billet Casthouse by the Borrower in complete and final form, as described in the Specifications.
Project Manager:	means Lota ehf., registration number 701283-1129, Guðríðarstíg 2-4, 113 Reykjavík, Iceland.
Project Monitor:	means Mannvit hf., reg. no. 430572-0169, Urðarhvarf 6, 203 Kópavogur, or any other reputable engineering firm or project monitor appointed by the Lender at the cost of the Borrower, in respect of the Project.
Project Monitor Agreement:
means the agreement between the Lender, Borrower and the Project Monitor under which the Lender engages the Project Monitor to monitor the Project on its behalf and on the terms set out therein, substantially in the form and substance set out in Schedule 10.

Property:
means collectively the properties of the Borrower at Katanesvegur 5, Hvalfjarðarsveit, measuring in the aggregate 197,810 square meters, and includes buildings permanently attached thereto, whether completed or under construction at any time, including for the avoidance of doubt the assets specified in the General Bond which includes, inter alia, the assets which have been permanently equipped in the Borrower´s operations as further set out in Article 24 of Act no. 75/1997 on Contractual Liens.

Quarter Date:	means 15 February, 15 May, 15 August and 15 November each year.
Relevant Period:
means:
(a)in relation to EBIDTA, each period of twelve (12) months ending on or about the last day of the Financial Year and each period of twelve (12) months ending on or about 30 June each year (as applicable); and
(b)in relation to clause 16 (Financial Covenants) each period of six (6) months, starting on 1 January and 1 July each year.

Security:	any mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Agent:	is the security agent under the Intercreditor Agreement.
Security Documents:
each of the documents listed as being a Security Document in clause 17, and any other document entered into by the Borrower creating or expressed to create any Security over all or any part of its assets in respect of its obligations under any of the Finance Documents.

Specifications:
(a)the general design basis substantially in the form set out in Schedule 6 supplied to the Lender; and
(b)once available and approved by the relevant building authority, the primary drawings (l. aðaluppdráttur) for the Billet Casthouse, such primary drawings to be added to and become part of Schedule 6 (Specifications) upon having been approved by the relevant authority without any other documents having to be entered into.

Tax:	any tax, levy, impost, duty or other charge, fee, deduction or withholding of a similar nature (including any penalty or interest payable in connection with the failure to pay, or delay in paying, any of these) incurred or derived from any Finance Document.
Termination Date:	means the date falling 96 months from the First Drawdown Date.
Testing Date:	means each of 15 May and 15 November each year.
Total Borrowed Money Limit:
means USD 480,000,000 (or its equivalent as converted at the midrate of the USD (“miðgengi”) applicable at any time) at any time, which shall, for the avoidance of doubt, include the maximum amount of the Facility and the Landsbankinn Facility, and any Hedging Arrangements secured with a Hedging Security in the Property. Furthermore, for the avoidance of doubt, Total Borrowed Money Limit shall specifically exclude (i) any and all Hedging Arrangements not secured with a Hedging Security in the Property and (ii) any and all loans or obligations incurred by Borrower from its Affiliates on an arms’ length basis as set forth herein and which are subordinated towards the Borrower´s obligations towards the Lender under any Finance Document, in each case pursuant to the terms of this Agreement.

Total Facility Amount:	the maximum principal amount of the Facility referred to in clause 2.
Unpaid Sum:	means any sum due and payable but unpaid by the Borrower under the Finance Documents.

USD:	denotes the lawful currency of the United States of America.

1.2In this Agreement:
(a)A reference to a clause or Schedule is to a clause of, or Schedule to, this Agreement unless the context requires otherwise.
(b)A reference to continuing in relation to an Event of Default means an Event of Default which has not been waived.
(c)A reference to this Agreement (or any provision of it), the Finance Documents or any other document shall be construed as a reference to this Agreement, that provision or that document as it is in force for the time being and as amended, varied or supplemented in accordance with its terms or with the agreement of the relevant parties.
(d)A reference to a time of day is to Reykjavík time.
(e)A reference to the Borrower and the Lender shall include their respective successors, permitted transferees and permitted assigns.
1.3Clause, Schedule, and paragraph headings shall not affect the interpretation of this Agreement.
2The Facility
The Lender grants to the Borrower a secured term loan facility of a total principal amount not exceeding USD 130,000,000 on the terms, and subject to the conditions, of this Agreement.
3Purpose
3.1The Borrower shall apply all money borrowed under this Agreement:
(a)first towards the financing of the Project; and
(b)secondly apply to any excess amounts towards general corporate purposes of the Borrower.
3.2The Lender is not obliged to monitor or verify how any amount advanced under this Agreement is used.
4Conditions precedent
4.1The Borrower shall deliver a Drawdown Request, and the obligations of the Lender under this Agreement shall only arise once the Lender has received all the documents and evidence specified in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.
4.2The Lender’s obligation to make the Loan is subject to the further conditions’ precedent that, on both the date of the Drawdown Request and the proposed Drawdown Date:

(a)the representations and warranties in clause 12 are true and correct and will be true and correct immediately after the Lender has made the proposed Loan; and
(b)no Event of Default or Potential Event of Default is continuing or might result from the proposed Loan.
4.3The conditions specified in this clause 4 are inserted solely for the Lender’s benefit. The Lender may waive them, in whole or in part and with or without conditions, without prejudicing the Lender’s right to require subsequent fulfilment of such conditions.
5Drawdown
5.1The Borrower may utilise the Facility in any number of drawdowns during the Availability Period by delivering to the Lender a notice in the form set forth in Schedule 2 (Drawdown Request) hereto, for each drawdown to be in the minimum amount of USD 5,000,000.
5.2The estimated drawdowns are set forth in Schedule 7 (Drawdown Schedule) hereto, both in respect of amounts and timing.
5.3The Borrower shall deliver a completed Drawdown Request to the Lender by not later than 10.00 am two Business Days prior to the proposed Drawdown Date (or such shorter time as agreed by the parties).
5.4A Drawdown Request:
(a)shall only be complete if:
(i)the requested Drawdown Date is at least a Business Day before the end of the Availability Period; and
(ii)    the latest quarterly progress report submitted by the Borrower to the Lender before such Drawdown Request (each a "Progress Report") confirms that the progress of the Project, at the time of the relevant Progress Report, was in accordance with the Cost Plan and the Construction Plan provided by the Borrower to the Lender in respect of the Project. The Lender and the Project Monitor (as instructed by the Lender) shall be authorised to assess and evaluate the contents of each Progress Report, if deemed necessary (acting reasonably).
For the avoidance of doubt, each Drawdown Request is subject to the approval of the Lender pursuant to the process set out in subparagraph (ii) above, and the Lender shall be authorised to (1) reject the respective Drawdown Request, or (2) lower the requested amount, acting reasonably, in the event that the Lender deems the progress of the Project not to be in accordance with the Construction Documents, acting reasonably.
(b)once it has been delivered, is irrevocable.

5.5If any amount of the Facility is not drawn during the Availability Period, that undrawn amount shall be automatically cancelled at the end of the Availability Period.
6Interest
6.1The interest rate on the Loan is floating and non-indexed (óverðtryggt) and is the percentage rate per annum, to be the total of:
(a)the Margin, or the Increased Margin, as applicable; and
(b)the Base Interest Rate.
6.2If the Base Interest Rate ceases to be available (for whatever reason and whether temporarily or permanently) the Base Interest Rate shall be replaced with an alternative base interest rate by the Lender at his sole discretion considering similar facility agreements and aiming to achieve the same commercial result.
6.3The Green Financing Framework is subject to annual monitoring within the Lender’s operations. If, following such annual monitoring, the Facility ceases to be an Eligible Asset, the applicable Margin shall be increased by 2 basis points (0,02 per cent) (the "Increased Margin"). The Increased Margin shall be applied to the Facility for the first time on the next Quarter Date immediately following such annual monitoring. For the avoidance of doubt, the Margin shall be applied to the Facility as long as it qualifies as an Eligible Asset whereas the Increased Margin shall be applied if the Facility does not qualify as an Eligible Asset. The application of changes shall be on the next Quarter Date immediately following an annual monitoring of the Green Financing Framework. By the same token if the Facility is deemed to be an Eligible Asset on later stages following such application of the Increased Margin, the interest rate shall be reduced by removing the Increased Margin pursuant to the same terms as set out in this clause 6.3 which is then monitored annually.
6.4Interest shall accrue daily from the First Drawdown Date and shall be paid in 32 quarterly instalments on each Interest Payment Date, the first Interest Payment Date being on 15 January 2022.
6.5The Margin, or the Increased Margin as applicable, shall be determined with reference to the NIBD to EBITDA ratio calculated on the basis of the annual and semi-annually unaudited accounts of the Borrower pursuant to the terms of this Agreement (the “NIBD/EBIDTA Ratio”), unless a different measure is agreed to in writing by both parties.
6.6On each Testing Date, the Borrower shall submit a compliance certificate to the Lender confirming the NIBD/EBITDA Ratio, substantially in the form and substance set out in Schedule 3 ( Form of Compliance Certificate) to this Agreement, confirmed by the auditor of the Borrower (the “Compliance Certificate”).
6.7Concurrently with providing the financial statements and half year statements pursuant to clause 13.1 the Borrower shall provide a draft Compliance Certificate to the Lender which shall be subject to the assessment of the Lender pursuant to clause 6.6. The Lender shall have the full and unfettered discretion to perform its own assessment on the calculations provided in the draft Compliance Certificate with a written notice to the Borrower. In the event the Lender has not provided any comments to the draft Compliance Certificate on the Testing Date, the NIBD/EBITDA Ratio presented therein shall be applied.
6.8Any increase or decrease in the Margin, or the Increased Margin as applicable, shall take effect on the Quarter Date following the end of each respective Interest Period.
6.9The NIBD/EBITDA ratio shall be tested on each Testing Date based on financial statements and semi-annual financial statements each year.
6.10The Borrower shall, promptly on demand by the Lender, provide the Lender with all requested information necessary to determine the NIBD/EBITDA Ratio.
6.11If there is a material amendment to the applicable market or business environment in the sole reasonable opinion of the Lender or if the Lender does not accept the Borrowers calculation of NIBD/EBITDA Ratio, the Lender shall then be authorised (but not obliged to), to obtain the services of an independent third-party, the selection of the independent third-party being subject to the sole decision of the Lender, to assess and determine the NIBD/EBITDA Ratio which shall supersede the calculations set out in this clause 6 (the “Independent Valuator”). In the event of the Lender not accepting the Borrower´s calculation of the NIBD/EBITDA Ratio, the Borrower shall be authorised to request that the Lender obtains the services of the Independent Valuator pursuant to the terms of this clause 6.11. The Parties acknowledge and confirm that in the event of the Borrower submitting a request for the Independent Valuator, the following terms shall irrevocably apply: (i) the appointment of the Independent Valuator shall not delay or rescind any increase or decrease in the Margin pursuant to clause 6.8, (ii) the Borrower shall bear the cost of the appointment of the Independent Valuator and (iii) the conclusion of the Independent Valuator shall supersede the calculations set out in this clause 6 and the Margin shall be adjusted accordingly to reflect the conclusion (if applicable).
6.12Should the Lender’s decision to involve an independent third-party result in a different NIBD/EBITDA Ratio (the “Updated Ratio”) than the NIBD/EBITDA Ratio provided in the relevant Compliance Certificate and the Lender decides to apply the Updated Ratio when determining the Margin, such application shall be made to amounts payable from the Interest Payment Date. If the independent third party has not reached a conclusion in terms of an Updated Ratio prior to the next subsequent Interest Payment Date, payment shall be made on that respective Interest Payment Date using the NIBD/EBITDA Ratio provided in the relevant Compliance Certificate but once the Updated Ratio has been established the amount payable by the Borrower on the following Interest Payment Date shall be adjusted to reflect the increase or decrease of the Margin in each case as applicable.
6.13If the Borrower fails to make any payment due under this Agreement on the due date for payment, default interest on the unpaid amount shall accrue daily, from the date of non-payment to the date of actual payment (both before and after judgment), at the rate of 500 basis points which shall be added to the aggregated interest rate as determined pursuant to clause 6.1.
7Repayment
7.1Repayments of principal amounts shall be made in equal quarterly instalments on each Interest Payment Date, for the first time 30 months after the First Drawdown Date. No later than at the Termination Date the Borrower shall repay 60 per cent of the outstanding Loan

(which for the avoidance of doubt shall include any capitalised interest and fees) as further set out in the repayment schedule in Schedule 8 (Repayment Schedule).
8Prepayment and cancellation
8.1Voluntary prepayment
(a)The Borrower may prepay the Facility at any time, in part or in full, by giving the Lender 90 days’ notice. Any prepayment shall be made together with accrued interest on the amount prepaid and subject to Break Costs. “Break Costs” means the amount (if any) by which:
(i)the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(ii)the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
8.2Illegality
(a)The Lender may require the Borrower to prepay the Loan, if:
(i)any law or regulation is introduced or changed, or there is any change in the way any court or regulatory authority interprets or applies any law or regulation; or
(ii)complying with any direction, request or requirement (whether or not having the force of law) from any monetary agency, central bank, or governmental or regulatory authority; or
(iii)any judgment, order or direction of any court, tribunal or authority binding on the Lender, makes it unlawful for the Lender to make the Loan or allow the Loan to remain outstanding or fund or maintain the Commitment or allow the Commitment to remain outstanding.
(b)To require prepayment under paragraph (a), the Lender shall give written notice to the Borrower demanding prepayment and giving the date for that prepayment. The date for prepayment shall be:
(i)30 Business Days from the date of the notice; or
(ii)if earlier, the date the Lender certifies to be the last date for payment under any law, regulation, regulatory requirement, request, judgment, order or direction specified in paragraph 8.2.
8.3Change of Control
(a)The Borrower shall promptly notify the Lender if:

(i)there is a Change of Control, or
(ii)the Borrower becomes aware of circumstances that is reasonably likely to lead to a Change of Control.
(b)If the Borrower provides notice under paragraph (a) the Lender may cancel the Commitment and declare the Loan, accrued interest and all other amounts due under this Agreement due and payable on the date on which the Change of Control occurs. To do this, the Lender must give the Borrower 20 Business Days’ notice. On prepayment in accordance with this paragraph (b), the Commitment shall be automatically reduced to zero and the Facility cancelled.
(c)In the event a Change of Control transaction results in the Borrower ceasing to be part of the Century Aluminium Company group without the prior written consent of the Lender, the Lender shall be authorised to cancel the Commitment and declare the Loan, accrued interest and all other amounts due under this Agreement immediately due and payable.
8.4Repayment, prepayment, and cancellation general provision
(a)Any prepayment or cancellation notice that the Borrower gives under this Agreement shall be irrevocable. A prepayment notice shall oblige the Borrower to prepay the Loan as set out in that notice.
(b)The Borrower may not re-borrow any part of the Facility which has either been repaid or prepaid under this Agreement and no amount of the Commitment cancelled under this Agreement may be reinstated.
(c)Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid, and subject to any break costs payable under paragraph (a) of clause 8.1, without premium or penalty.
(d)If the Borrower does not make a prepayment on the date for prepayment specified in this Agreement or gives a prepayment notice but fails to make the prepayment on the date specified in the prepayment notice, the default interest provisions of clause 6.13 shall apply to the unpaid prepayment amount.
9    Payments
9.1The currency of account shall be USD and all payments that the Borrower makes under this Agreement shall be made:
(a)in full, without any deduction (except as allowed by clause 11.1), set-off or counterclaim; and
(b)in immediately available cleared funds on the due date to an account which the Lender may specify to the Borrower for the purpose.
9.2Any payment under any Finance Document which is due to be made on a day which is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one), or the immediately preceding Business Day (if there is not). Any interest or other amount accruing on a daily basis shall be calculated accordingly.
9.3If either the Lender determines, or the Borrower notifies the Lender, that a Disruption Event has occurred:
(a)the Lender shall consult and agree with the Borrower the changes (if any) needed to the operation or administration of the Facility as the Lender, in its absolute discretion, deems necessary in the circumstances;
(b)the Lender shall not be obliged to consult the Borrower about any such changes if in its opinion it is not practical to do so in the circumstances; and
(c)any change made or agreed under this clause 9.3 shall (whether or not an event is finally determined to be a Disruption Event) be binding on the parties as an amendment or variation of the Finance Documents notwithstanding the provisions of clause 21.
9.4If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment in settlement of the obligations of the Borrower in the order determined by the Lender in its absolute discretion. The provisions of this clause 9.4 shall override any appropriation made by the Borrower.
9.5The Borrower shall pay costs, expenses, Taxes and the like (and any interest payable on those amounts) in the currency in which they are incurred, as/if applicable.
10Fees, Charges and Expenses
10.1The Borrower shall pay to the Lender:
(a)a non-refundable fee equal to 0.78 per cent of the Total Facility Amount irrespective of whether the Facility is drawn or not, which shall be payable as follows (the "Arrangement Fee"):
(i)50 per cent to be immediately payable upon signing of this agreement; and
(ii)50 per cent of the Arrangement Fee shall be payable at the earlier of (i) the end of the Availability Period, or (ii) in case of prepayment, on the prepayment date but the Borrower shall always be permitted to pay the deferred amount at any date prior to such dates.
(b)a commitment fee of 0.38 per cent per annum on undrawn Commitment, which shall accrue and be calculated daily by the Lender, payable quarterly at the same time as Interest payments under this agreement become due and payable, and if cancelled in full, on the cancelled amount of the Commitment at the time the cancellation is effective.
10.2The Borrower shall, promptly on demand, pay to the Lender:
(a)any out-of-pocket expenses reasonably incurred by the Lender in connection with the negotiation, preparation, execution and perfection of the Finance Documents and other documents referred to them; and

(b)any fees, reasonably incurred in relation to any amendment, extension, waiver, consent, or suspension of rights (or any proposal for any of these) relating to a Finance Document or a document referred to in any of them.
10.3The Borrower shall, on demand, pay to the Lender the amount of all costs and expenses (including legal and out-of-pocket expenses) reasonably incurred by the Lender in connection with enforcing, preserving any rights under any Finance Document.
10.4The Borrower shall pay any stamp, documentary and other similar duties, as applicable, and Taxes to which the Finance Documents may be subject to or give rise and shall indemnify the Lender against any losses or liabilities which it may incur as a result of any delay or omission by the Borrower in paying any such duties or taxes.
10.5The Lender shall be authorised to withdraw any and all payments, fees, charges and expenses, payable by the Borrower to the Lender pursuant to any Finance Document, from the Borrower’s account held with the Lender when such fees, charges and expenses become due, without any prior consent to the Borrower or notification to the Borrower.
11Additional payment obligations
11.1Taxes
The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability that the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, as applicable.
11.2Increased costs
(a)Subject to clause 11.2 (c), within three Business Days of a demand by the Lender, the Borrower shall pay the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:
(i)the introduction of, or any change in (or in the interpretation, administration or application of), any law or regulation by any governmental or regulatory authority; or
(ii)compliance with any applicable law or regulation made after the date of this Agreement.
(b)If the Lender intends to make a claim under clause 11.2 (a), it shall notify the Borrower of the event that will cause that claim in writing. As soon as practicable after a demand by the Borrower, the Lender shall provide a certificate confirming the amount of its Increased Costs.
(c)Clause 11.2 (a) does not apply to any Increased Cost that is due to the breach of any law or regulation by the Lender or its Affiliates which results in Increased Costs which is solely applicable to the Borrower as opposed to any Increased Costs which may be applicable to other customers of the Lender which shall not come under this clause 11.2(c).

12Representations, warranties and undertakings
The Borrower represents and warrants, on the date of this Agreement:
12.1Status:
(a)It is a duly incorporated private limited liability company validly existing under the laws of Iceland.
(b)It has the power to own its assets and carry on its business as it is currently being conducted.
(c)It has the power to enter into, deliver and perform, and has taken all necessary action to authorise its entry into, delivery and performance of the Finance Documents and the transactions contemplated by them.
(d)No limit on its powers will be exceeded as a result of the borrowing or grant of security or guarantee contemplated by the Finance Documents.
12.2The entry into and performance by it of, and the transactions contemplated by, the Finance Documents, do not and will not contravene or conflict with:
(a)its articles of association;
(b)any agreement or instrument binding on it or its assets or constitute a default or termination event (however described) under any such agreement or instrument; or
(c)any law or regulation or judicial or official order, applicable to it.
12.3It has obtained all required authorisations to enable it to enter into, exercise its rights and comply with its obligations in the Finance Documents and to make them admissible in evidence in its jurisdiction of incorporation. Any such authorisations are in full force and effect.
12.4Its obligations under the Finance Documents are legal, valid, binding, and enforceable in accordance with their terms.
12.5The Power Contracts, as amended from time to time, are legal, valid and binding and secure the full capacity operation of the Borrower.
12.6The Security Document creates (or, once entered into, will create) valid, legally binding, and enforceable Security for the obligations expressed to be secured by it in favour of the Lender, having the first priority and ranking and ranking ahead of all (if any) Security and rights of third parties except those preferred by law.
12.7Excepts as for the Security Document it is not necessary to file, record or enrol any Finance Document with any court or other authority or pay any stamp, registration or similar taxes relating to any Finance Document or the transactions contemplated by any Finance Document.
12.8No deduction for, or on account of, Tax is required from any payment that the Borrower may make under any Finance Document.
12.9No Event of Default or Potential Event of Default has occurred or is continuing or is reasonably likely to result from making the Loan or the entry into, the performance of, or any transaction contemplated by the Finance Documents.

12.10No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination thereof, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or to which any of its assets is subject which has or is likely to have a Material Adverse Effect.
12.11No litigation, arbitration or administrative proceedings are taking place, pending or, to the Borrower’s knowledge, threatened against it, by any of its directors or any of its assets, which might reasonably be expected to have a Material Adverse Effect.
12.12The Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the Lender in writing to the contrary before the date of this Agreement and gives a true and fair view of the Borrower’s financial condition and operations during the relevant accounting period and was approved by the Borrower’s directors.
12.13There has been no material adverse change in the business, assets, financial condition, trading position or prospects of the Borrower since the date of the Original Financial Statements.
12.14The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied
12.15The information, in written or electronic format, supplied by, or on its behalf, to the Lender in connection with the Facility and the Finance Documents was, at the time it was supplied or at the date it was stated to be given (as the case may be):
(a)if it was factual information, complete, true, and accurate in all material respects;
(b)if it was a financial projection or forecast, prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair and made on reasonable grounds; and
(c)if it was an opinion or intention, made after careful consideration and was fair and made on reasonable grounds; and
(d)not misleading in any material respect, nor rendered misleading by a failure to disclose other information, except to the extent that it was amended, superseded, or updated by more recent information supplied by, or on behalf of, the Borrower to the Lender.
12.16The Borrower has not breached any law or regulation which breach has or is likely to have a Material Adverse Effect.
12.17The Borrower’s payment obligations under the Finance Documents rank at least pari passu with all existing and future unsecured and unsubordinated obligations (including contingent obligations), except for those mandatorily preferred by law applying to companies generally.
12.18The Borrower is the legal and beneficial owner of, and has good, valid, and marketable title to, all its assets and no Security exists over its assets, except for the Permitted Security.

12.19Each of the representations and warranties in this clause 12 is deemed to be repeated by the Borrower on:
(a)the date of each Drawdown Request;
(b)each Drawdown Date; and
(c)at the first date of each Interest Period;
by reference to the facts and circumstances existing on each such date.
13Information Undertakings
The undertakings in this Clause 13 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
13.1Financial statements
The Borrower shall supply electronically to the Lender:
(a)as soon as they are available, but in any event within 4 Months after the end of each of its Financial Years its audited consolidated financial statements for that Financial Year;
(b)as soon as they are available, but in any event within 2 Months after the end of each Financial Quarter of each of its Financial Year its quarterly management statements; and
(c)as soon as they become available, but in any event within 2 Months after the end of each financial half year, its unaudited financial statements for that financial half reviewed by an auditor.
13.2Provision and contents of Compliance Certificate
(a)The Borrower shall supply the relevant Compliance Certificate to the Lender with each set of its annual financial statements and its semi-annual financial statements.
(b)The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 6.5 and clause 16.2 (Financial condition).
(c)Each Compliance Certificate shall be signed by authorised signatories of the Borrower and the Borrower’s auditors and be in the form agreed by the Borrower and Lender.
13.3Requirements as to financial statements
The Borrower shall ensure that the financial statements delivered to the Lender shall:
(a)are certified by a director of the Borrower as giving a true and fair view of its financial condition as at the date at which those financial statements were drawn up;
(a)be prepared in accordance with consistently applied GAAP and using accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements; and
(b)have been approved by the Borrower’s directors.
13.4Information: miscellaneous

The Borrower shall supply to the Lender,
(a)promptly, after becoming aware of them, details of any litigation, arbitration or administrative proceedings or claim of the kind described in clause 12.11;
(b)promptly, all notices or other documents submitted by the Borrower to its creditors or any such notices which are received by the Borrower´s from its creditor(s) which derive from the underlying finance documents or any circumstances which may be of significance to the underlying finance documents or the contractual relationship between the Borrower and the relevant creditor from the same; all notifications in relation to all changes in the composition of the board of directors of the Borrower, and if such changes occur, that the new members of the board of directors shall sign and deliver all such documents as considered necessary at the Lender’s sole discretion, to maintain the validity and enforceability of all Finance Documents. The above-mentioned changes to the board of directors shall be notified promptly and, in any case never later than five (5) Business Days after the changes were approved;
(c)all information required for the Lender to be able to assess if the Facility constitutes as Eligible Assets pursuant to the Green Financing Framework; and
(d)promptly, such financial or other information as the Lender may, from time to time, reasonably request.
13.5Notification of default
Borrower will notify the Lender of any Potential Event of Default or Event of Default (and the steps, if any, being taken to remedy it) promptly on becoming aware of its occurrence.
13.6“Know your customer“ checks
If the Lender is obliged for any reason to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower will, promptly on the request of the Lender, supply (or procure the supply of) such documentation and other evidence as is reasonably requested in order for the Lender to be able to carry out, and be satisfied that it has complied with, all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
14General Undertakings
The Borrower covenants with the Lender that, as from the date of this Agreement until all its liabilities under the Finance Documents have been discharged:
Authorisations
14.1It will promptly obtain all Authorisations required under any applicable law or regulation (and do all that is needed to maintain them in full force and effect) to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability, and admissibility in evidence of the Finance Documents according to Icelandic law.
14.2It will comply, in all respect, with all applicable laws, if failure to do so has or is likely to have a Material Adverse Effect.
Project and Permits

14.3It will do its utmost to ensure that the Project is diligently carried out and is completed in accordance with the Specifications, the Permits and applicable law.
Change of business, activities and articles of association
14.4It will carry on and conduct its business in a proper and efficient manner as currently conducted and will not make any material change to the general nature or scope of its business as carried on at the date of this Agreement without the prior written approval of the Lender.
14.5The Borrower shall not materially change its articles of association, business or activities without the prior approval of the Lender.
Merger
14.6The Borrower shall not enter into any amalgamation, demerger, merger, or corporate reconstruction without the prior written approval of the Lender.
Pari passu ranking
14.7The Borrower shall ensure that any of its unsecured and unsubordinated obligations and liabilities under the Finance Documents rank, and will continue to rank, at least pari passu with all existing and future unsecured and unsubordinated obligations (including contingent obligations), except for those mandatorily preferred by law of general application to companies.
Subordination
14.8The Borrower shall ensure that all current and future obligations incurred by it from its Affiliates is subordinated towards the Borrower´s obligations towards the Lender under any Finance Document. The subordination shall include provisions that (i) the ranking of any security provided under such obligations incurred by the Borrower from its Affiliates shall be subordinated to the ranking of security provided for the benefit of the Lender, (ii) any obligation to pay such subordinated debt shall only arise after payment obligations pursuant to this agreement have been satisfied and (iii) any enforcement action (however defined) under such subordinated debt prior to a enforcement under this Agreement are prohibited, unless with the prior written consent of the Lender excluding the current intercompany loans for the amount of USD 23,000,000 which the Borrower has informed the Lender of (bonds issued on 19 May 2014 with ISIN IS0000024842 and 19 December 2012 IS0000022622).
Preservation of assets
14.9The Borrower shall maintain in good working order and condition (ordinary wear and tear excepted) the Property and all other material assets necessary in the conduct of its business.
Insurance
14.10The Borrower shall at all times maintain insurances on and in relation to its business and assets, including but not limited to, the Property, against those risks and to the extent as is usual for companies carrying on the same or substantially similar business, and the insurance coverage shall in any event not be lower than the current insurance coverage as informed by the Borrower to the Lender. In the event of the Borrower incurring any additional Permitted Financial Indebtedness after the date of this Agreement, the Borrower shall increase its insurance coverage to adequately reflect the additional Permitted Financial Indebtedness, and the increase of the insurance coverage shall therefore be pro rata to the additional Permitted Financial Indebtedness.
14.11All insurances must be with reputable independent insurance companies or underwriters.

Disposals
14.12It will not sell, assign, lease, transfer or otherwise dispose of in any manner (or purport to do so) all or any part of, or any interest in, its assets without the prior written approval of the Lender, other than:
(a)trading stock, i.e. inventory, in the ordinary course of its business;
(b)assets exchanged for other assets comparable or superior as to type, value, and quality; and
(c)assets whose market value is worth less than USD 2,000,000 (or its equivalent in another currency or currencies) in any Financial Year.
Financial indebtedness
14.13Except as permitted under paragraph 14.14 below, the Borrower will not incur or allow to remain outstanding any Borrowed Money, except for refinancing of its existing debt and customary indebtedness in the ordinary course of business, with such refinancing and indebtedness always being subject to the prior written approval of the Lender.
14.14Paragraph 14.13 does not apply to Permitted Financial Indebtedness.
Loans or credit
14.15The Borrower will not be a creditor, towards other than Grundartangi Holding Company and/or its Affiliates which shall always be conducted on arm’s length basis as further set out in clause 14.19, outside of the ordinary course of business as this is conducted at the signing of this Agreement, in respect of any obligations which would come under Borrowed Money.
No guarantees or indemnities
14.16The Borrower shall not incur or allow to remain outstanding any guarantee or indemnity in respect of any obligation of any person, including but not limited to any such arrangements in relation to any company which the Borrower Control without the prior written approval of the Lender, save for any Permitted Guarantee.
Negative Pledge
14.17The Borrower shall not:
(a)create, other than the Permitted Security, any Security for its obligations or the obligations of others without offering the Lender pro rata and pari passu share in such Security and always provided that (i) the obligations do not result in the Borrower exceeding the Total Borrowed Money Limit, (ii) the lender under such obligation acceding to the Intercreditor Agreement, and (iii) no changes being made to the Intercreditor Agreement in relation to such additional security;
(b)sell, transfer, or otherwise dispose of any of its receivables on recourse terms;
(c)enter into and provide any Affiliate any loan, mortgage, lien, guarantee or any analogous burden unless on arm´s length term cf. clause 14.19 and subordinated 14.8; or
(d)enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Borrowed Money or of financing the acquisition of an asset.

14.18Paragraph 14.17 shall not apply to any Security which is a Permitted Security or Permitted Guarantee.
Arm’s length basis
14.19It will not without the prior written consent of the Lender, enter into any transaction with any person or enter into or continue business relations with its shareholders or companies which it Controls, employees, directors and/or related parties, except on proper commercial terms negotiated at arm’s length.
Restriction on activities if financial conditions are not met
14.20In the event the Borrower is in breach of its obligations of clause 16 (Financial Covenants) it will not, without the prior written approval, of the Lender:
(a)declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);
(b)repay or distribute any dividend or share premium reserve;
(c)enter into any further obligations for Borrowed Money; or
(d)provide financial assistance to its shareholder, including lending and providing guarantee, security or indemnity such parties.
Further assurance
14.21The Borrower shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices, and instructions) as the Lender may reasonably specify at any time (and in such form as the Lender may reasonably require):
(a)to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by applicable law;
(b)to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.
14.22The Borrower shall take all such action as is reasonably available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection, or maintenance of any Security conferred or intended to be conferred on the Lenders by or pursuant to the Finance Documents.
15Project Monitoring
15.1During the term of this Agreement the Lender and the Project Monitor shall have the mandate to examine Project documents, assets cost plan, development budgets, confirming that important milestones as mirrored within this Agreement, and any third-party agreements, analyse potential project risks on a quarterly basis.
15.2The Borrower must supply to the Project Monitor, on request, sufficient information to enable the Project Monitor to comply with its obligations towards the Lender under the Project Monitor Agreement on the progress of the Project.

15.3The Borrower must ensure that each of the Lender and the Project Monitor and any of their officers, employees and agents has access to the Property at all reasonable times, including but not limited to, to attend all project and site meetings concerning the Property, including, for the avoidance of doubt, any meetings with any public authority or inspector.
16Financial Covenants
16.1Financial definitions
In this Agreement:
"Acceptable Bank" means:
(a)Arion Bank hf.; or
(b)a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or
(c)any other bank or financial institution approved by the Lender.
"Consolidated Cash and Cash Equivalents" means, at any time:
(a)cash in hand or on deposit with any Acceptable Bank;
(b)certificates of deposit, maturing within 1 year after the relevant date of calculation, issued by an Acceptable Bank;
(c)any investment in money market funds which invest substantially all their assets in securities of the types described in paragraphs (a) and (b) above can be turned into cash on not more than 30 days' notice; or
(d)any other instrument, security or investment approved by the Lender, in each case, to which the Borrower is beneficially entitled at that time and which is capable of being applied against prepayment of the Facility.
"Current Assets" means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of the Borrower including prepayments in relation to operating items and sundry debtors (but excluding Consolidated Cash and Cash Equivalents) expected to be realised within twelve months from the date of computation but excluding amounts in respect of:
(a)receivables in relation to Tax;
(b)Exceptional Items and other non-operating items; and
(c)insurance claims.
"Equity Ratio" means the ratio of Total Equity to Total Assets of the Borrower in relation to any Relevant Period.
"Exceptional Items" means any exceptional, one off, non-recurring or extraordinary items identified as such in the relevant financial statements delivered

"Total Assets" means the aggregate of the Current Assets and non-Current Assets of the Borrower.
"Total Equity" means the aggregate (on a consolidated basis) of total equity of the Borrower, in accordance with GAAP.
16.2Financial condition
The Borrower shall ensure that the Equity Ratio of the Borrower for each Relevant Period shall at all times exceed 35%.
16.3Financial testing
(a)The financial covenant set out in Clause 16.2 (Financial condition) shall be calculated in accordance with GAAPs and shall be tested for the first time at the end of the Relevant Period ending on 30 June 2022. On each Testing Date, the Borrower shall submit a compliance certificate to the Lender confirming the Equity Ratio, substantially in the form and substance set out in Schedule 3 ( Form of Compliance Certificate) to this Agreement, confirmed by the auditor of the Borrower (the "Compliance Certificate"). The Lender shall have the full and unfettered discretion to perform its own assessment on the calculations provided in the Compliance Certificate with a written notice to the Borrower.
(b)If the Equity Ratio falls below 35%, the Borrower shall have15 Business Day(s) from the date of the Compliance Certificate to bring the Equity Ratio above 35% in form and substance satisfactory to the Lender in its sole discretion (the "Cure Period"). In the event of the Equity Ratio not being cured within the Cure Period, the Lender shall be authorised, not obliged, to, inter alia, accelerate the Loan pursuant to clause 18.18.
(c)The Borrower shall not, except as specially permitted by the Lender, be allowed to cure the Equity Ratio falling below 35% for two (2) consecutive Relevant Periods, and shall not be permitted to cure the Equity Ratio beyond four (4) times from the signing of this Agreement until the Termination Date.
17Security
17.1The Borrower, as a condition precedent for the disbursement of the Loan, shall provide the Lender with the following Security Document securing the full and prompt payment of the Facility (the "Security"):
(a)First ranking general bond (i. Tryggingarbréf), in the amount of USD 430,000,000 creating security over the Property, registered by the Magistrate of the West Iceland Area (the "General Bond").
17.2The Security shall be supported by the necessary resolutions, notices, certificates, and evidence as stipulated in Schedule 1 (Conditions Precedent) and as reasonably requested by the Lender from time to time.
17.3The Lender as Security Agent
(a)In the event the Lender will share the security created under the General Bond with other lenders of the Borrower, the Lender will act as a security agent and take all necessary administrative and enforcement actions with respect to the collateral on behalf of the lenders ensuring that all lenders will benefit from pari passu ranking of the General Bond.
(b)The terms of such intercreditor and security sharing arrangements and the role of the Lender as security agent are set forth in the Intercreditor Agreement.
18Events of default
Each of the events or circumstances set out in this clause 18 is an Event of Default.
Non-payment
18.1The Borrower fails to pay any sum payable by it under any Finance Document when due, unless its failure to pay is caused solely by:
(a)an administrative error or technical problem and payment is made within three Business Days of its due date; or
(b)a Disruption Event and payment is made within three Business Days of its due date.
Other obligations
18.2The Borrower fails to comply with its obligations in clause 16.2 (Financial condition) or the Borrower does not comply with the provisions of clause 13 (Information Undertakings) or clause 14 (General Undertakings).
18.3No Event of Default under clause 18.2 above in relation to clauses 13 (Information Undertakings) or 14 (General Undertakings) shall occur, if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier (A) the Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.
Misrepresentation
18.4Any representation or warranty made, repeated, or deemed made by the Borrower in, or pursuant to, the Finance Documents is (or proves to have been) incomplete, untrue, incorrect, or misleading in any material respect when made, repeated, or deemed made.
Cross default
18.5Failure by the Borrower to make payments when due of any obligation for borrowed money (other than in respect of this Agreement) and the aggregate amount of such failure combined exceeds USD 10,000,000 (or its equivalence in any other currency or currencies); or default by the Borrower, in the performance of any agreement under which any such obligation is created if the effect of such default is to cause such obligation to become due, or to permit the holder or holders of such obligation to declare such obligation due prior to its normal maturity.
Insolvency and Insolvency Proceedings
18.6The value of the Borrower's assets is less than its liabilities (taking into account contingent and prospective liabilities).
18.7A moratorium is declared in respect of any indebtedness of the Borrower.
18.8Any action, proceedings, procedure, or step is taken for:
(a)the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration, or reorganisation (using a voluntary arrangement, scheme of arrangement or otherwise) of the Borrower; or

(b)the composition, compromise, assignment, or arrangement with any creditor; or
(c)the appointment of a liquidator, receiver, administrative receiver, administrator, manager, or other similar officer in respect of the Borrower or any of its assets; or
(d)the enforcement of any Security over any assets of the Borrower, unless such action, proceeding, procedure or step is frivolous or vexatious and is discharged or dismissed within 14 days of commencement.
18.9The Borrower commences negotiations, or enters into any composition, compromise, assignment, or arrangement, with one or more of its creditors (excluding the Lender) with a view to rescheduling any of its indebtedness (because of actual or anticipated financial difficulties).
18.10Any event occurs in relation to the Borrower similar to those in clause 18.6 to clause 18.9 (inclusive) under the laws of any applicable jurisdiction.
18.11A winding-up petition that is frivolous or vexatious and is discharged, stayed, or dismissed within 14 days of commencement or, if earlier, the date on which it is advertised shall be excluded from clause 18.5 to clause 18.10. The ending of any moratorium referred to in clause 18.7 shall not remedy any Event of Default caused by that moratorium.
18.12A distress, attachment, execution, expropriation, sequestration, or another analogous legal process is levied, enforced, or sued out on, or against, the Borrower's assets having an aggregate value of USD 10.000.000,- (or its equivalent in other currencies) and is not discharged or stayed within 14 days.
18.13Any Security on or over the assets of the Borrower becomes enforceable.
Unlawfulness
18.14Any provision of any Finance Document is or becomes, for any reason, invalid, unlawful, unenforceable, terminated, disputed, or ceases to be effective or to have full force and effect.
Repudiation
18.15The Borrower repudiates or rescinds or shows an intention to repudiate or rescind any Finance Document.
Cessation of business
18.16The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a substantial part of its business, such instances to include circumstances such as suspension or curtailment of operation of one of the Borrower’s potline, unless such curtailment occurs as a result of any incidence or circumstances which are beyond the control of the Borrower or its Affiliates and can therefore not be avoided by the Borrower or its Affiliates provided that the curtailment lapses within 30 days from occurrence.
Material adverse change
18.17Any event occurs (or circumstances exist) which, in the reasonable opinion of the Lender, has or is likely to have a Material Adverse Effect.
Acceleration
18.18On and at any time after the occurrence of an Event of Default, the Lender may:

(a)by written notice to the Borrower:
(i)cancel all outstanding obligations of the Lender under this Agreement whereupon they shall immediately be cancelled;
(ii)declare that the Loan (and all accrued interest and all other amounts accrued or outstanding under the Finance Documents]) is immediately due and payable, whereupon they shall become immediately due and payable;
(iii)exercise any or all of its rights, remedies, powers, or discretions under the Security Document.
18.19Instead of acceleration in accordance with clause 18.18 above due to an Event of Default, the Lender is entitled to raise the Margin by notification to the Borrower which shall in such event have two weeks to repay the Loan in accordance with the previous Margin without a repayment fee.
19Set-off
19.1The Lender may at any time set off any liability of the Borrower to the Lender against any liability of the Lender to the Borrower, whether either liability is present or future, liquidated or unliquidated, and whether or not either liability arises under this Agreement. If the liabilities to be set off are expressed in different currencies, the Lender may convert either liability at a market rate of exchange for the purpose of set-off. Any exercise by the Lender of its rights under this clause 19.1 shall not limit or affect any other rights or remedies available to it under the Finance Documents or otherwise.
19.2The Lender is not obliged to exercise any of its rights under clause 19.1, but if the rights are exercised, the Lender shall promptly notify the Borrower of the set-off that has been made.
20Calculations, accounts and certificates
20.1Any interest, commission or fee under any Finance Document shall accrue on a day-to-day basis, calculated according to the number of actual days elapsed and a year of 360 days.
20.2The Lender shall maintain accounts evidencing the amounts owed to it by the Borrower, in accordance with its usual practice. Entries in those accounts shall be prima facie evidence of the existence and amount of the Borrower's obligations as recorded in them.
20.3If the Lender issues any certificate, determination or notification of a rate or any amount payable under a Finance Document, it shall be (in the absence of manifest error) conclusive evidence of the matter to which it relates.
21Remedies, waivers, amendments and consents
21.1No amendment of any Finance Document shall be effective unless it is in writing and signed by, or on behalf of, each party to it (or its authorised representative).
21.2A waiver of any right or remedy under any Finance Document or by law, or any consent given under any Finance Document, is only effective if given in writing by the waiving or consenting party and shall not be deemed a waiver of any other breach or default. It only applies in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

21.3A failure or delay by a party to exercise any right or remedy provided under any Finance Document or by law shall not constitute a waiver of that or any other right or remedy, prevent or restrict any further exercise of that or any other right or remedy or constitute an election to affirm any Finance Document. No single or partial exercise of any right or remedy provided under any Finance Document or by law shall prevent or restrict the further exercise of that or any other right or remedy. No election to affirm any Finance Document by the Lender shall be effective unless it is in writing.
21.4The rights and remedies provided under the Finance Documents are cumulative and are in addition to, and not exclusive of, any rights and remedies provided by law.
22Severance
If any provision (or part of a provision) of a Finance Document is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this clause shall not affect the legality, validity and enforceability of the rest of the relevant Finance Document.
23Assignment and transfer
23.1The Lender may assign any of its rights under the Finance Documents or transfer all its rights or obligations.
23.2The Borrower may not assign any of its rights or transfer any of its rights or obligations under any Finance Document, without the prior approval of the Lender.
24Notices
24.1Any notice or other communication given to a party under or in connection with the Finance Documents shall be:
(a)in writing;
(b)delivered by hand or by pre-paid first-class post or email; and
(c)sent to:
(i)the Borrower at:
Skógarhlíð 12, 105 Reykjavík
Email: kristinn@nordural.is
Attention: Kristinn Bjarnason, CFO
(ii)the Lender at:
Borgartún 19, 105 Reykjavík
Email: petur.petursson @arionbanki.is and fts@arionbanki.is
Attention: Pétur Heide Pétursson, Corporate Banking.
or to any other address as is notified in writing by one party to the other from time to time.

24.2Any notice or other communication given by either party shall be deemed to have been received:
(a)if delivered by hand, at the time it is left at the relevant address;
(b)if posted by pre-paid first-class post on the second Business Day after posting; and
(c)if sent by email, when received in legible form.
A notice or other communication given as described in clause (a) or clause (c) on a day that is not a Business Day, or after normal business hours, in the place it is received, shall be deemed to have been received on the next Business Day.
24.3Any notice or other communication given to the Lender shall be deemed to have been received only on actual receipt.
25Governing law, jurisdiction and service of process
25.1This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of the Republic of Iceland.
25.2Each party irrevocably agrees that, subject as provided below, the District Court of Reykjavik shall have exclusive jurisdiction over any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation. Nothing in this clause shall limit the right of the Lender to take proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.
(Last page before schedules signature page)

THIS AGREEMENT has been entered into on the date stated at the beginning of it.

BORROWER
NORÐURÁL GRUNDARTANGI EHF.

By: __/s/ Sigrún Helgadóttir ______ Name: Sigrún Helgadóttir Title: Plant Manager	By: _________________________ Name: Title:

LENDER
ARION BANK HF.

By: __ /s/ Ásgeir H. Reykfjörð Gylfason _____ Name: Ásgeir H.R. Gylfason Title: Deputy CEO	By: ___/s/ Sigurbjörg Ólafsdóttir_________ Name: Sigurbjörg Ólafsdóttir Title: Manager

(Signature page to a Facility Agreement)